FIRST AMENDMENT

TO LLC MEMBERSHIP INTEREST PURCHASE AGREEMENT

This FIRST AMENDMENT TO LLC MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of the 11 day of January, 2008, by and among MEDICAL RESOURCES, LLC, a Florida limited liability company (the “Company”), WALTER JANKE and LALITA JANKE, Florida residents (together, the “Sellers”), and PRIMACARE CORPORATION, a Florida corporation (the “Buyer”).

RECITALS:

A.           Pursuant to that certain LLC Membership Interest Purchase Agreement, dated September 6, 2007, among the Company, the Sellers and the Buyer (the “Purchase Agreement”), the Sellers agreed to sell to the Buyer, and the Buyer agreed to purchase from the Sellers, all of the issued and outstanding membership interests in the Company.

B.           Pursuant to Section 12(e) of the Purchase Agreement, the parties may amend the Purchase Agreement by a written instrument signed by the parties.

C.           The Company, the Sellers and the Buyer desire hereby to amend the Purchase Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and covenants contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

1.  Recitals.  The foregoing recitals are true and correct and are incorporated herein by reference.

2.  Defined Terms.  All capitalized terms used herein and not expressly defined shall have the meanings given to them in the Purchase Agreement.

3.  Escrow Agreement.

(a)           The Parties hereby agree that Section 2(b)(i) is hereby amended and restated as follows:

“(i)           At the Closing, Buyer shall deliver 28 million IWWI shares (as defined below) as an estimate of the Purchase Price to Escrow Agent pursuant to an Escrow Agreement by and among the Jankes, Buyer, MR, and Escrow Agent (the “Escrow Agreement”), in the form attached as Exhibit A to the First Amendment to this Agreement among the Parties, dated January 11, 2008.”

(b)           The Parties hereby agree that Section 2(c) is hereby amended and restated as follows:

“(c)           Determination of Purchase Price.  Within thirty (30) calendar days after the completion of the audited review of MR’s financial statements for the 24-month period from January 1, 2008 through December 31, 2009, Buyer and MR shall prepare, or cause to be prepared, and deliver to the Jankes a preliminary determination of the Purchase Price (the “Preliminary Determination”).  The Preliminary Determination shall set forth (A) the amount of the Purchase Price, (B) the amount of the Weighted Average Price and the amount of IWWI Shares corresponding to the Purchase Price, (C) the amount of any adjustment to the Purchase Price in accordance with Sections 5(f) and 9(f) hereof, and (D) the amount of IWWI Shares corresponding to the Purchase Price less such adjustments.  After the Preliminary Determination is delivered to the Jankes, if the Jankes determine that the Preliminary Determination has been prepared in accordance with Section 2(a) or (b), then the Jankes shall inform Buyer by delivering written notice to Buyer, and Buyer and the Jankes shall cooperate in executing joint written instructions (the “Joint Instructions”) to the Escrow Agent directing the Escrow Agent to release the IWWI Shares in accordance with the Preliminary Determination.  Notwithstanding anything set forth herein or in the Escrow Agreement to the contrary, such Joint Instructions shall not instruct any release of IWWI Shares to the Jankes until after March 31, 2012 (the “Escrow Termination Date”); provided, that such Joint Instruction may instruct release of IWWI Shares to Buyer prior to the Escrow Termination Date.  In addition, if the Escrow Agent shall not have received Joint Instructions by the Escrow Termination Date, the Escrow Agent shall file an action of interpleader in the appropriate court of competent jurisdiction and deposit the IWWI Shares with such court for determination or disposition.”

4.  Transfer of Liabilities.  The Parties hereby agree that a new Section 5(f) is hereby amended to the Purchase Agreement, as follows:

“(f)           Payment of Liabilities Incurred Prior to August 1, 2007.  Should MR make payment on any liabilities incurred prior to August 1, 2007 (“Prior Liability”), and such Prior Liability was not satisfied prior to Closing, then Buyer can reduce the Purchase Price by the amount of payment made by MR toward the Prior Liability and Buyer, upon delivery of Joint Instructions to the Escrow Agent directing the Escrow Agent to release the IWWI Shares to Buyer, may remove IWWI Shares held in Escrow and equal to the amount of payment made on such Prior Liability .  Seller acknowledges that payment by MR for any Prior Liability gives Buyer, in its sole discretion, the right to remove IWWI Shares equal to such payment, and Seller shall not unreasonably withhold execution and delivery of Joint Instructions to Escrow Agent regarding release of IWWI shares to Buyer.”

5.  Indemnification Cap.  The Parties hereby agree that Section 9(f) of the Purchase Agreement is hereby amended to add:

“Notwithstanding anything to the contrary in this Agreement, except for claims or actions based on fraud of the Jankes to the Buyer, the total aggregate liability of the Jankes under this Article 9 shall not exceed the Purchase Price paid and held under the Escrow Agreement.”

6.  Schedules.  For all provisions herein and in the Purchase Agreement that reference any Schedules, such Schedules shall be those attached to this Amendment hereof and identified as Schedule Attachment .

7.  Miscellaneous.

a.  In the event any provision of this Amendment is found to be unenforceable, void, invalid or unreasonable in scope, such provision shall be modified to the extent necessary to make it enforceable, and as so modified, this Amendment shall remain in full force and effect.

b.  This Amendment may be executed in counterparts, each of which shall be deemed an original of this Amendment and all of which, when taken together, shall be deemed to constitute one and the same Amendment.

c.  The rights and obligations of the parties under this Amendment shall inure to the benefit of, and shall be binding upon, their respective heirs, executors, administrators, successors, assigns, subsidiaries, affiliates, directors, officers, employees, representatives and agents, as applicable.

d.  To the extent any provisions contained herein conflict with the Purchase Agreement or any other agreements between the Parties, oral or otherwise, the provisions contained herein shall supersede such conflicting provisions contained in the Purchase Agreement or other agreements.  Except as modified herein, the Parties hereby represent and warrant that the Purchase Agreement remains in full force and effect and is hereby reaffirmed and ratified by each Party.

e.  This Amendment shall be construed under, and governed by, the internal laws of the State of Florida.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

COMPANY:

MEDICAL RESOURCES, LLC

By:                  /s/ Lalita Janke
Name:              Lalita Janke
Title:              Chief Executive Officer

SELLERS:

/s/ Lalita Janke
Lalita Janke

/s/ Walter Janke
Walter Janke

BUYER:

PRIMACARE CORPORATION

By:                  /s/ Ashvin Mascarenhas
Name:              Ashvin Mascarenhas
Title:              Chief Executive Officer